Exhibit 2.1

Dated the 4th day of January, 2005

BETWEEN

Shanghai Baoyi Realty Company Limited

上海寶億實業有限公司

Zhang Nan

張楠

Collectively, ”Vendors”

And

Teda Hotels Management Company Limited

The “Purchaser”

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AGREEMENT FOR SALE AND PURCHASE OF

CERTAIN INTERESTS IN THE REGISTERED CAPITAL OF

Shanghai Bowking Hotel Management Company Limited

上海寶錦酒店管理有限公司

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THIS AGREEMENT is dated the 4th day of January, 2005.

BETWEEN:

(1)

Shanghai Baoyi Realty Company Limited (上海寶億實業有限公司); PRC Registration Number:3101152001063

(2)

Zhang Nan (張楠), PRCID Number: 310104580216203

 and are hereinafter collectively referred to as the "Vendors" and each individually referred to as the "Vendor"); and

and,

Teda Hotel Management Company Limited, a company incorporated in the British Virgin Islands with its registered address at Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and its principal office situate at Suite 2102, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong. (the “Purchaser”).

WHEREAS

(A)

Shanghai BowKing Hotel Management Company Limited (上海寶錦酒店管理有限公司, or the “Company”) is a Company with limited liability incorporated in the People’s Republic of China and has as at the date hereof a registered capital of RmB1,000,000 (Chinese Renminbi One Million Only). Brief particulars of the Company are set out in “Appendix I” to this Agreement.

(B)

As at the date of this Agreement, the Vendors are the beneficial owner of 100% interests in the registered capital of the Company.

(C)

As at the date of this Agreement, the Purchaser is a wholly owned subsidiary of Teda Travel Group, Inc. (the “Holding Company”), the shares of which are currently listed in on the Over-the-Counter Bulletin Board (“OTCBB”) of the United States of America (OTCBB Trading Symbol: TTVL).

(D)

The Vendors have agreed to sell and the Purchaser has agreed to purchase certain interests in the registered capital of the Company as held by the Vendors which represents 55% of the registered capital of the Company (the “Sale interests”) in accordance with the Terms and Conditions of this Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS

1.

INTERPRETATION

1.1

In this Agreement (including the Recitals and Schedules), unless the context otherwise requires, the following words and expressions shall have the following meanings ascribed to each of them below:

"Agreement"	this agreement for the sale and purchase of the Sale Interest, as amended or supplemented from time to time;
"Board"	the board of directors of the Company from time to time;
"Business Day"

a day (other than Saturdays and days on which a tropic cyclone warning No.8 or above or a rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m.) on which banks in Hong Kong are generally open for the transaction of normal banking business;

"Company"	has the meaning ascribed thereto in Recital (A);
"Companies Ordinance"	the Companies Ordinance (Chapter 32) of the Laws of the Hong Kong SAR;
"Completion Date"	the date falling on the 5th Business Day after the conditions set out in Clause 3.1 have been fulfilled or waived by the Purchaser;
"Completion"	completion of the sale and purchase of the Sale Interests in accordance with the terms and conditions of this Agreement;
"Consideration"	the consideration payable by the Purchaser pursuant to Clause 4.1 hereof;
"Consideration Shares"	Common Stock of the Holding Company par value of US$0.001 each in the capital of the Holding Company to be issued in the name of the Vendor or their nominees pursuant to Clause 4.3;
"Directors"	directors of the Company from time to time and "Director" shall be construed as any one of them;
"Encumbrance"

any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), equities, hypothecation or other encumbrance, priority or security interest, deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same;

"Company"	the Company and its subsidiaries and "member of the Company" shall be construed as any one of them;
"HK$"	Hong Kong dollars;
"Holding Company"	Teda Travel Group Inc., a company incorporated under the laws of the Delaware, United States and the registered and beneficial owner of the entire issued share capital of the Purchaser;
"Hong Kong"	the Hong Kong Special Administrative Region of the PRC;
"PRC"	the People's Republic of China, which for the purpose of this Agreement, excludes Hong Kong and Macau;
"Purchaser's Nominees"	persons to be nominated by the Purchaser to acquire the Sale Interests in accordance with the terms and conditions of this Agreement;
"RMB"	Renminbi, the lawfully currency of PRC;
"Restricted Trading Period"

a period of time beginning on the date on which the Consideration Sharesare issued to the Vendor or their nominees and ending on the date the Vendor are allowed to sell the Consideration Shares without registration of such Consideration Shares pursuant to Rule 144 promulgated under the Securities Act;

"Sale Interests"	55% of the entire interest in the registered capital of the Company to be sold by the Vendor to the Purchaser's Nominees;
“Securities Act”	The United States Securities Act of 1933, as amended.
"Tax Indemnity"	the deed of indemnity to be given by the Vendor in favor of the Purchaser and the Company in such form and substance as may be satisfactory and acceptable to the Purchaser;
"Taxation"

all forms of taxation whenever created or imposed and whether in the PRC or elsewhere and without limiting the generality of the foregoing, includes all forms of profits tax, interest tax, salaries tax, property tax, estate duty, stamp duty, sales tax, any provisional tax, customs and import duty and any amount equal to any deprivation of any relief, allowance, set off, deduction in computing profits or rights to repayment of taxation granted by or pursuant to any legislation concerning or otherwise relating to taxation and also includes in addition and without prejudice to the foregoing, all fines, penalties, costs, charges, expenses and interests relating thereto;

"US"	the United States of America;
"US$"	United States Dollars, being the lawful currency of the United States of America; Exchange rate with Renminbi is set at 8.27

2.

SALE AND PURCHASE OF THE SALE INTERESTS

2.1

Subject to the terms and conditions of this Agreement, the Vendor, as the sole beneficial owner of the Company, shall sell and the Purchaser shall, relying on the warranties and indemnities herein contained, purchase the Sale Interests, with full title guarantee with effect from the date of this Agreement free from all Encumbrances together with all rights now or hereafter attaching thereto including but not limited to all dividends paid, declared and/or made in respect thereof on or after the date of this Agreement.

3.

CONDITIONS

3.1

Completion is conditional upon:

(a)

the Purchaser having completed its due diligence (including but not limited to legal, financial and commercial aspects) in respect of the Company and the results of which are, in the absolute opinion of the Purchaser, satisfactory and acceptable to the Purchaser in all respects;

(b)

if so required, passing of necessary resolutions by the Company’s board of directors and shareholders approving this Agreement and the transactions contemplated herein;

(c)

all necessary consents, permits and approvals (whether governmental, regulatory or otherwise) as may be required under U.S. securities laws or other relevant laws, regulations and rules in the U.S. in respect of this Agreement, the allotment and issue of the Consideration Shares and the transactions contemplated hereunder having been obtained by the Purchaser;

(d)

the Purchaser having obtained a legal opinion issued by a U.S. legal counsel (which form and contents are satisfactory and acceptable to the Purchaser at its absolute discretion) in respect of:

(i)

the legality and validity of this Agreement, allotment and issue of Consideration Shares and the transactions contemplated herein;

(ii)

the completion of all necessary procedures and obtaining of all necessary approvals regarding the acquisition of the Sale Interests; and,

(iii)

all other matters reasonably requested by the Purchaser;

(e)

the Warranties and undertakings under this Agreement are true and accurate and are not misleading in any material aspects at Completion as if repeated at Completion and at all times between the date of this Agreement and the Completion;

(f)

the entire share capital of Shanghai Jinou Travel Production Limited (上海錦歐旅業策劃有限公司) is held by and registered to the Company. Particulars of the Company is included in Appendix III.

3.2

In connection to Clause 3.1 (a), the Vendors shall give and shall procure that the Purchaser and/or any persons authorised by it in writing will be given such access to the premises and all books, documents, title deeds, records, returns, approval, correspondence and accounts of the Company and the Vendors and all such information relating to both the Company and the Vendors as may be reasonably requested by or on behalf of the Purchaser to undertake and conduct a full due diligence (including but not limited to, in all legal, financial and commercial aspects) against them and be permitted to take copies of any such books, documents, title deeds, records and accounts and that the directors and employees of all members of the Company and the Vendors shall be instructed to give promptly all such information and explanations to any such persons as aforesaid as may be requested by it or them. For the avoidance of doubt, such due diligence shall not limit or otherwise qualify in any way the obligations and liabilities of the Vendors.

3.3

The Purchaser may at any time by notice in writing to the Vendors waive any of the Conditions set out in Clause 3.1. If (a) any of the conditions set out in Clause 3.1 has not been satisfied (or as the case may be, waived by the Purchaser) or before 5:00 p.m. on the Completion Date or such later date as the Purchaser may agree; or (b) the Purchaser is not satisfied with the results of the due diligence conducted according to Clause 3.2 and informs the Vendors in writing at any time, this Agreement shall cease and determine and the parties to this Agreement shall not have any obligations and liabilities.

3.4

The Vendors and the Company undertake to disclose in writing to the Purchaser anything which will or may prevent any of the conditions from being satisfied at or prior to Completion, as applicable, immediately upon the Vendors or the Company becoming aware of such a situation.

3.5

From the date of this Agreement until Completion, except otherwise with the prior consent of the Purchaser:

(a)

The Vendors warrant and undertake that they will cause the Company to:

-

conduct its business in the ordinary course and consistent with best practices,

-

use its best efforts to maintain in full force and effect of the Company,

-

promptly and timely pay all taxes, if so required,

-

keep records in which true and correct entries will be made of all material transactions by and with each of the Vendors and the Company,

-

duly observe all material requirements of governmental authorities unless contested in good faith by appropriate proceedings with the consent of the Purchaser,

-

promptly pay and discharge when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income and profits upon the Company unless contested in good faith by appropriate proceedings with the consent of the Purchaser,

-

at all times comply with the provisions of all contracts to which the Company or the Vendor is a party,

(b)

Each of the Vendors warrants and undertakes to cause the Company not to:

-

modify any clauses of its Memorandum and Articles of Association,

-

cause or permit its liquidation or dissolution,

-

make a general assignment for the benefit of any third parties,

-

declare or pay any dividend or make any distribution to its shareholders(s),

-

issue, redeem, sell or dispose of, or create any obligation to issue, redeem, sell or dispose of, any shares of its capital stock,

-

effect any stock split, reclassification or combination,

-

modify its agreements and other obligations with respect to, but not limited to, its hotel management contracts and any other notes and security agreements.

3.6

Until completion, the Vendors and the Company shall procure that the Purchaser, its agents and representatives are given reasonable access to such documents relating to the Company, as the Purchaser may request. The Vendors shall assist the auditors appointed by the Purchaser to complete the report of the Company in accordance with the US GAAP.

3.7

The Vendors warrant, represent and undertake that there shall have been no Material Adverse Change in the assets or the business, prospects, financial conditions and results of operations of the Company.

3.8

The Purchaser may rescind this Agreement by notice in writing to the Vendors and the Company if prior to Completion it appears that any of the Warranties is not or was not true and accurate in any respects or if any act or event occurs which, had it occurred on or before the date of this Agreement, would have constituted a breach of any of the Warranties or if there is any material non fulfillment of any of the Warranties which is not remedied prior to completion.

4.

CONSIDERATION

4.1

The consideration for the sale and purchase of the Sale Interests shall be the sum of RmB2,000,000 (Renminbi Two Million Only), which shall be satisfied by the Purchaser in accordance with the following provisions that the Purchaser will pay to the Vendors:

(a)

RmB1,000,000 is payable in Restricted shares of the Holding Company (OTC Symbol: TTVL), in which the Purchaser shall procure the Holding Company to allot, issue and credit the Consideration Shares to the Vendor as fully paid at an issue price which is calculated at the weighted average closing price of the stock 10 trading days immediately before completion, but in case not lower than US$2.5 per share, in three (3) trenches, in which the first trench of RmB400,000 worth of shares will be issued not later than fourteen (14) days from Completion and the release of the second and third trench of RmB300,000 each worth of shares shall be subject to Net Income Warranty specified in Clause (5); and,

(b)

RmB1,000,000 is payable in cash and is divided into four (4) trenches, in which the first trench of RmB100,000 is payable not later than five (5) days from Completion and the release of each of the second, third and fourth trench of RmB300,000 each respectively shall be subject to Net Income Warranty in Clause (5) below.

4.2

The Vendors understand that the Consideration Shares will not be registered under the Securities Act. The Vendors also understand that the Consideration Shares are being allotted and issued pursuant to an exemption from registration contained in the Securities Act based in part upon the Vendors’ representations contained in this Agreement. The Vendors hereby represent and warrant as follows:

(a)

Vendors bear economic risk: each of the Vendors has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Purchaser so that it is capable of evaluating the merits and risks of its investments in the Purchaser and has the capacity to protect its own interests. The Vendors are able to bear the economic risk of this investment;

(b)

Acquisition for own account: each of the Vendors is acquiring the Consideration Shares for his own account for investment only, and not with a view towards their distribution;

(c)

Vendor can protect his interest: each of the Vendors represents that by reason of his management, business or financial experience, the Vendor has the capacity to protect his interests in connection with the transactions contemplated in this Agreement. Further, the Vendor is aware of no publication of any advertisement in connection with the transactions contemplated in this Agreement;

(d)

Company information: each of the Vendors has had an opportunity to discuss the Purchaser's business, management and financial affairs with directors, officers and management of the Purchaser and has had the opportunity to review the Purchaser's operations and facilities. Each of the Vendors has also had the opportunity to ask questions of and receive answers from the Purchaser and its management regarding the terms and conditions of this investment; Purchaser will provide balance sheet and income statement to the Vendors on request.

(e)

Rule 144: Each of the Vendors has been advised or are aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions;

(f)

Legends: The Vendors understand and agree that the Purchaser will cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Consideration Shares, together with any other legends that may be required by state or federal securities laws, or by the Articles of Association and Bye laws of the Company, or by any other agreement between the Vendors and the Purchaser or between the Vendors and any third party:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(g)

Refusal to Transfer: The Purchaser will not be required to (i) transfer on its books any Consideration Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement; or (ii) treat as owner of such Consideration Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Consideration Shares have been so transferred.

(h)

Each of the Vendors is an “accredited investor” as that term is defined under Rule 501 promulgated under the Securities Act.

4.3

The Purchaser agrees that upon expiry of the Restricted Trading Period and upon presentation of the Consideration Shares to Purchaser, Purchaser will use commercially reasonable efforts to attend to the formalities and procedures as may be required under the Securities Act and the applicable State securities law to enable the Consideration Shares to be sold without registration under the Securities Act or applicable state securities law.

5.

NET INCOME WARRANTY BY VENDOR

5.1

Each of the Vendors warrants, represents and undertakes that for the Company:

(i)

the audited total Net Income for the 12 months ending on December 31, 2005 (“First Term”) shall not be less than RmB1,000,000;

(ii)

the audited total Net Income for 12 months ending on December 31, 2006 (“Second Term”) shall not be less than RmB1,200,000; and,

(iii)

the audited total Net Income for 12 months ending on December 31, 2007 (“Third Term”) shall not be less than RmB 1,200,000.

“Net Income” is defined as the difference between total sales and total costs and expenses, and is calculated after appropriate income taxes. Total costs comprise cost of goods sold including depreciation; total expenses comprise selling, general and administrative expenses.

5.2

In the event that the Company produces only a portion of the audited Net Income in each and any of the First, Second or Third Term, each of the share and cash consideration for the second and third trench, and cash consideration for the fourth trench as defined in Clause 4.1 (b) shall be reduced accordingly in the following manner. Any shortfall by 5%, on a rounded-up basis, the release of each of the share and cash consideration shall be reduced by the same percentage. By way of example but not limitation, if the audited Net income for the First term is RmB950,000, each of the share and cash consideration will be reduced to RmB285,000 each respectively; if the audited Net income for the First Term is RmB495,000, each of the share and cash consideration will be reduced to zero.

6.

COMPLETION

6.1

Completion shall take place at Messrs. Lo, Wong & Tsui, Solicitors, which is situate at Suites 3416-3419, 34th Floor, Jardine House, No.1 Connaught Place, Central, Hong Kong on the Completion Date at 3 p.m. (or at such other place and time as the parties may agree) when all the acts and requirements set out in this Clause 6 shall be complied with.

6.2

On Completion, the Vendors shall deliver or procure the delivery to the Purchaser of all the following:

(a)

copies, certified as true and complete by a director/ legal representative of the Company and its relevant subsidiaries, of resolutions of the shareholders/board of directors meeting approving the matters as stipulated in Clauses 4.1 and 5.1;

(b)

(i)

all constitutional documents, statutory records and minute books (which shall be written up to date as at Completion);

(ii)

copies of all tax returns and assessments (receipted where the due dates for payment fell on or before the Completion Date); and

(iii)

all other papers, correspondence and documents relating to the Company which are in the possession of or under the control of any of the Vendor; provided that, if the Purchaser so agrees, delivery of all documents and records as referred to in this Clause 6.2(b) shall be deemed to have been effected where they are situated in premises and shall continue to be in the sole occupation of the relevant member of the Company following Completion or otherwise in the custody of persons who shall remain officers and/or employees of such member of the Company following Completion;

6.3

On Completion, the Vendors shall procure a meeting of the shareholders of the Company at which such matters shall be dealt with and resolved upon as the Purchaser shall require for the purposes of giving effect to the provisions of this Agreement including:

(a)

approving the sale and purchase of the Sale Interests; and,

(b)

amending the memorandum and articles of association of the Company as may be required by the Purchaser to effect the transactions contemplated hereunder.

6.4

Clauses 7 to Clause 16 shall survive the Completion.

7.

MANAGEMENT OF THE COMPANY

7.1

Upon Completion, the business and operations of the Company shall be managed by the Board.

7.2

The Board shall comprise of five Directors. The Purchaser’s Nominee shall be entitled to nominate and appoint three Directors at any time by written notice addressed to the Company. The Chief Executive Officer of the Company shall be Mr. Zhang Nan for a term of three years.

7.3

The quorum for meetings of the Board shall be four.

7.4

Unless otherwise unanimously agreed by all Directors, meetings of the Board shall be held at least once in each quarter.

7.5

Save with the written consent of the Purchaser, the Vendors shall not sell or otherwise dispose of any of their remaining interests in the Company.

7.6

So far as the Vendors remain as shareholders of the Company, the Vendors undertake that he/she/it shall procure and take all actions to ensure that all obligations under Clause 7.5 be duly executed, done and/or performed.

7.7

The Vendors shall provide sufficient working capital for the Company to operate for a period of one (1) year from Completion. The working capital so provided are principally for the payment of staff salaries and other normal administrative expenditures.

8.

DISPOSAL OF CONSIDERATION SHARES

8.1

Each of the Vendors agrees and acknowledges that the Consideration Shares are subject to the United States Securities and Exchange Commission ("SEC") Rule 144 and in particular, undertakes to and covenants with the Purchaser that it will not, during the Restricted Trading Period, dispose of (including without limitation by the creation of any option, charge or other Encumbrance or rights over or in respect of) any of the Consideration Shares or any interests therein owned by it/him/her or in which it/he/she is, directly or indirectly, interested immediately after Completion or dispose of (including without limitation by the creation of any option, charge or other encumbrance or rights over or in respect of) any shares in any company controlled by it/he/she which is the beneficial owner of the Consideration Shares.

9.

ADDITIONAL PURCHASE OPTION

9.1

Each of the Vendors hereby agrees that upon Completion, he shall grant an option to the Purchaser to purchase additional shares of the Company at the same price and consideration as in Clause 3.1 of this Agreement. Such option shall be exercisable within three (3) years after Completion on the sole discretion of the Purchaser.

10.

WARRANTIES

10.1

The Vendors and the Company jointly and severally, represents, warrants and undertakes to the Purchaser (to the intent that the provisions of this clause shall continue to have full force and effect notwithstanding completion) that:

(a)

each of the warranties is true and accurate in all respects and not misleading as at date of this Agreement and will continue to be so up to and including the Completion date;

(b)

each of the Vendors and the Company have and will have full power and authority to enter into and perform this Agreement which constitute or when executed will constitute binding obligations on them in accordance with their respective terms;

(c)

the Sale Shares will constitute fifty-five (55) percent of the issued and allotted capital of the Company on a fully diluted basis;

(d)

there have been no options, warrants, pledges, bonds or any instrument or agreement of the like whatsoever granted to any third party by any of the seller in favor of any third party in respect of any shares in the Company;

(e)

there is and at completion will be no pledge, lien or other encumbrance on, over or affecting the Sale shares and there is and at completion there will be no agreement or arrangement to give or to create any such encumbrance and no claim has been or will be made by any person to be entitled to any of the foregoing;

(f)

each of the Vendors shall be entitled to transfer the full legal and beneficial ownership of the Sale shares to the Purchaser on the terms of this Agreement without the consent of any third party;

(g)

each of the Vendors is an “accredited investors” as defined pursuant to Regulation D of the Securities Act 1933, as amended. He acknowledges that the Consideration shares have not been registered and are restricted securities;

(h)

the information listed in Appendix I, II and III relating to the Company, shareholders and Shanghai Jinou is true and accurate in all respects.

10.2

If at any time before Completion each of the Vendors come to know of any fact or event which:

(a)

is in any way inconsistent with any of the undertakings given by the Vendors, and/or,

(b)

suggests that any fact warranted may not be as warranted or may be misleading; and/or,

(c)

might affect the willingness of a prudent purchaser for value of Sale Interests to complete its purchase or the amount of the consideration which such purchaser would be prepared to pay for the Sale Interests;

the Vendor shall give immediate written notice thereof to the Purchaser in which event the Purchaser may within seven (7) days of receiving such notice rescind this Agreement by written notice to each of the Vendor.

10.3

If at any time before Completion, the Purchaser finds that any of the Warranties is incorrect or has not been or is incapable of being rectified, the Purchaser may rescind this Agreement by written notice to each of the Vendors.

11.

VENDORS’ UNDERTAKINGS

11.1

Each of the Vendors covenants and undertakes that prior to Completion and without the prior written consent of the Purchaser, the Vendors shall procure that the Company and each member of the Company shall not:

a.

incur any expenditure on capital account or enter into any option in respect of any part of its assets;

b.

dispose of or agree to dispose of or grant any option in respect of any part of its assets;

c.

borrow any money or make any payments out of or drawings on its bank account(s) other than routine payments;

d.

enter into any unusual or abnormal contract or commitment;

e.

make any loan;

f.

enter into any leasing, hire, purchase or other agreement or arrangements for payment on deferred terms;

g.

declare, make or pay any dividend or other distribution or do or suffer anything which may render its financial position less favourable than as at the date of this Agreement;

h.

grant or issue or agree to grant or issue any mortgages, charges, debentures or other securities or give or agree to give any guarantees or indemnities;

i.

make any change in the terms and conditions of employment or pension benefits of any of its directors or employees or employ or terminate (other than for good cause) the employment of any person;

j.

create, issue or grant any option in respect of any class of share or loan capital or agree so to do;

k.

in any other way depart from the ordinary course of its respective day-to-day business either as regards the nature scope or manner of conducting the same;

l.

voluntarily contravene or fail to comply with any material obligation, statutory or otherwise; and

m.

do anything whereby its financial position will be rendered less favourable than at the date hereof.

11.2

Each of the Vendors agrees to fully indemnify and keep each members of the Company and/or the Purchaser and its assignee fully indemnified on demand from and against all losses, liabilities, damages, costs and expenses (including legal expenses) which any members of the Company and/or the Purchaser and its assignee may incur or sustain from or in consequence of any liabilities of the Company, whether actual or contingent including without limitation, the diminution of the value (including without limitation, the net assets value or expected profits) of the Company, arising from any act or omission or otherwise incurred on or before the Completion Date.

12.

ACCESS TO INFORMATION

12.1

Each of the Vendors shall assist the Purchaser, its agents, representatives and professional advisers in obtaining promptly on request full access to all such facilities and information regarding the business, assets, liabilities, contracts and affairs of the Company and other evidence of ownership of the assets owned by the Company as the Purchaser may require.

13.

FURTHER ASSURANCE

13.1

Each of the Vendors shall execute, do and perform or procure to be executed, done and performed by other necessary persons all such further acts, agreements, assignments, assurances, deeds and documents as the Purchaser may require effectively to vest the registered and beneficial ownership of the Sale Interests in the Purchaser free from all Encumbrances and with all rights now and hereafter attaching thereto.

14.

CONFIDENTIALITY AND ANNOUNCEMENTS

14.1

Each of the parties undertakes to the others that it will not, at any time after the date of this Agreement, divulge or communicate to any person other than to its professional advisers, or when required by law or any rule of any relevant stock exchange body or regulatory authorities, or to its respective officers or employees whose province is to know the same any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of any of the others which may be within or may come to its knowledge and it shall use its best endeavours to prevent the publication or disclosure of any such confidential information concerning such matters.

14.2

No public announcement or communication of any kind shall be made in respect of the subject matter of this Agreement unless specifically agreed between the parties or unless an announcement is required pursuant to the applicable laws and the regulations or the requirements of any relevant stock exchange or any other regulatory body or authority. Any announcement by any party required to be made pursuant to any relevant laws or regulation or the requirements of the relevant stock exchange or any other regulatory body or authority shall be issued only after such prior consultation with the other party as is reasonably practicable in the circumstances.

15.

ENTIRE AGREEMENT

15.1

This Agreement constitutes the entire agreement between the parties hereto with respect to the matters dealt with herein and supersedes all and any previous contracts, agreements, arrangements, statements, understandings or transactions between the parties hereto concerning or relating to the subject matter of this Agreement, and any such contract, agreement, arrangement or understandings are hereby terminated. The parties acknowledge that no claim shall arise in respect of any agreement so superseded.

15.2

No variation of this Agreement or any of the documents or instruments to be entered into in connection herewith shall be valid unless it is in writing and signed by or on behalf of each of the parties.

15.3

All provisions of this Agreement, in so far as the same shall not have been performed at Completion, shall remain in full force and effect notwithstanding Completion.

15.4

This Agreement shall be binding upon and ensure for the benefit of the successors of the parties but shall not be assignable.

15.5

If any provision of this Agreement shall be held to be illegal or unenforceable, the enforceability of the remainder of this Agreement shall not be affected.

16.

TIME

16.1

Time shall be of the essence as regards any date or period mentioned in this Agreement and any date or period substituted for the same by agreement of the parties hereto or otherwise.

16.2

Time shall be of essence of this Agreement but no failure by any party to exercise, and no delay on its part in exercising any right hereunder will operate as a waiver thereof, nor shall any single or partial exercise of any right under this Agreement (including a settlement with the Vendor) preclude any other or further exercise of it or the exercise of any right or prejudice or affect any right against any person under the same liability whether joint, several or otherwise. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

17.

NOTICES

17.1

Any notice, claim, demand, court process, document or other communication to be given under this Agreement (collectively "communication" in this Clause 17) can be in writing in either the Chinese or English language and may be served or given personally or to such other address as may have been last notified in writing by such party to the party serving the communication specifically referring to this Agreement. All communications shall be served by the following means and the addressee of a communication shall be deemed to have received the same within the time stated adjacent to the relevant means of dispatch:

Means of dispatch	Time of deemed receipt
Local mail or courier	Twenty-four (24) hours
Facsimile	on receipt of a satisfactory report of transmission printed out by the sending machine
Air courier/Speedpost	Three (3) days
Airmail	Five (5) days

Provided that in the case of delivery by hand or by fax which occurs after 6:00 p.m. on a Business Day or a day which is not a Business Day, service thereof shall be deemed to occur at 9:30 a.m. on the next following Business Day.

17.2

A communication served in accordance with Clause 17.1 shall be deemed sufficiently served and in proving service and/or receipt of a communication it shall be sufficient to prove that such communication was left at the addressee's address or that the envelope containing such communication was properly addressed and posted or dispatched to the addressee's address or that the communication was properly transmitted by facsimile to the addressee.

17.3

Nothing in this Clause 17 shall preclude the service of communication or the proof of such service by any mode permitted by law.

18.

COSTS AND STAMP DUTY

18.1

The Purchaser and the Vendors shall each share equally the costs and expenses (including legal fees) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and all documents incidental or relating to Completion.

18.2

All stamp duty, administrative charges or other fees (if any) payable in connection with the sale and purchase of the Sale Interests shall be borne by the Vendor and the Purchaser in equal shares.

19.

GOVERNING LAW AND JURISDICTION

19.1

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong SAR.

19.2

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach termination or invalidity thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this clause. The appointing authority shall be the Hong Kong International Arbitration Centre.

19.3

The place of arbitration shall be in Hong Kong and at Hong Kong International Arbitration Centre (HKIAC). There shall be only one arbitrator. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Agreement including such additions to the UNCITRAL Arbitration Rules as are therein contained.

19.4

The language to be used in the arbitral proceedings shall be in English.

20.

LEGAL REPRESENTATION

20.1

Each party confirms and acknowledges to the other that he/she/it has sought separate legal representation and is fully aware of the provisions of this Agreement and the transactions contemplated herein before entering into this Agreement.

21.

COUNTERPARTS

21.1

This Agreement may be executed in one or more counter parts each of which shall be binding on each party by whom or on whose behalf it is so executed, but which together shall substitute a single instrument. For the avoidance of doubt, this Agreement shall not be binding on any party hereto unless and until it shall have been executed by or on behalf of all persons expressed to be a party hereto.

[SIGNATURE PAGE BELOW]

AS WITNESS this Agreement has been duly executed by all parties hereto the day and year first above written.

SIGNED , SEALED and DELIVERED

)

by the Vendor上海寶億實業有限公司

)

in the presence of:-

)

)

)

SIGNED , SEALED and DELIVERED

)

by the Vendor Zhang Nan in the

)

presence of:-

)

)

)

SEALED with the Common Seal of

)

Teda Hotels Management Company

)

Limited and

)

SIGNED by the

)

)

for and on behalf of the Purchaser

)

in the presence of :-

)

APPENDIX 1

_____________

Particulars of the Company

__________________________

1. Date of incorporation

:

8 April, 2000

2. Place of incorporation

:

People’s Republic of China

3. Registered Name.

:

上海寶錦酒店管理有限公司

4. Registration Number

:

3101022001042

5. Registered address

:

4/F, Nanpu Commercial Building,

1117, Zhongshan S. Road, Shanghai,

PRC

6. Registered and paid-up capital

:

RmB1,000,000

7. Nature

:

Limited Corporation

8. Directors

:

Zhang Nan

9. Business Scope

:

Hotel and resort management, associated

consulting service provider

APPENDIX II

_____________

The Vendors

______________________

Name	Amount of registered capital paid up (RmB)	Percentage of Sale Interests to the entire Issued share capital of the Company

上海寶億實業有限公司	700,000	38.5%

Zhang Nan	300,000	16.5%

Total	1,000,000	55.0%

APPENDIX III

_____________

Particulars of Shanghai Jinou

__________________________

1. Date of incorporation

:

August 1, 2001

2. Place of incorporation

:

People’s Republic of China

3. Registered Name.

:

上海錦歐旅業策劃有限公司

4. Registration Number

:

3101012001907

5. Registered address

:

Room 101C, 283 Punlai Road,

Shanghai, PRC

6. Registered and paid-up capital

:

RmB1,000,000

7. Nature

:

Limited Corporation

8. Directors

:

Zhang Nan

9. Business Scope

:

Travel-related consultancy and

software development